Rule 424(b)(3)
Registration No. 333-148394

CORD BLOOD AMERICA, INC.

Supplement No. 1 dated March 10, 2008 to Prospectus dated February 1, 2008

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference. Neither the Company nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.

The date of this supplement to the prospectus is March 10, 2008.

Cord Blood America, Inc. (the “Company”) reduced the warrant exercise price of warrants (the “Warrants”) held by selling shareholders who were parties to the November 26, 2007 Securities Purchase Agreement from $0.037 to $0.0086 so long as the Warrants were exercised by March 31, 2008, after which time the warrant exercise price would revert to $0.037, subject to adjustment as provided in the Warrants.